SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Kite Realty Group Trust

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KITE REALTY GROUP TRUST

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 7, 2007

____________________

Dear Shareholder:

You are cordially invited to attend our 2007 annual meeting of shareholders to be held on Monday, May 7, 2007, at 9:00 a.m., local time, at

30 S. Meridian Street

Eighth Floor

Indianapolis, IN 46204

for the following purposes:

1.	To elect seven trustees to serve one-year terms expiring in 2008;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 23, 2007 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Trustees,

DAME PROUT
Secretary

Indianapolis, Indiana

April 5, 2007

TABLE OF CONTENTS

ABOUT THE MEETING	1
PROPOSAL 1: ELECTION OF TRUSTEES	3
EXECUTIVE OFFICERS	6
INFORMATION REGARDING CORPORATE GOVERNANCE AND BOARD AND COMMITTEE MEETINGS	6
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	13
COMPENSATION DISCUSSION AND ANALYSIS	15
COMPENSATION COMMITTEE REPORT	19
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	19
COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES	20
EQUITY COMPENSATION PLAN INFORMATION	28
REPORT OF THE AUDIT COMMITTEE	29
PRINCIPAL SHAREHOLDERS	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
OTHER MATTERS	34

KITE REALTY GROUP TRUST

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

_____________________

PROXY STATEMENT

_____________________

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2007 annual meeting of shareholders, to be held at 9:00 a.m, local time, on Monday, May 7, 2007 at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by Kite Realty Group Trust on behalf of our Board of Trustees, or Board. “We,” “our,” “us,” and the “Company” refer to Kite Realty Group Trust. This proxy statement, the enclosed proxy card and our 2006 annual report to shareholders are first being mailed to shareholders beginning on or about April 5, 2007.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 23, 2007, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 23, 2007, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 23, 2007.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on March 23, 2007 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the record date, there were 28,882,323 common shares outstanding.

How do I vote?

You may vote by you or your duly authorized agent completing and returning the accompanying proxy card or you may attend the meeting and vote in person.

How do I vote my shares that are held by my broker?

If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and as recommended by our Board of Trustees with regard to any other matters, or, if no such recommendation is given, in their own discretion.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of seven trustees, each with terms expiring at the 2007 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2008 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that if these nominees are elected, five of the seven trustees serving on the Board of Trustees, William E. Bindley, Dr. Richard A. Cosier, Eugene Golub, Gerald L. Moss and Michael L. Smith, will be “independent” trustees under the rules of the New York Stock Exchange, or NYSE.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may, as permitted by our bylaws, decrease the size of our Board of Trustees.

Nominees for Election for a One-Year Term Expiring at the 2008 Annual Meeting

The following table sets forth the name and age of each nominee for trustee, indicating all positions and offices with us currently held by the trustee.

Name	Age	Title

Alvin E. Kite, Jr.	73	Chairman of the Board of Trustees
John A. Kite	41	Chief Executive Officer, President and Trustee
William E. Bindley	66	Trustee
Dr. Richard A. Cosier	59	Trustee
Eugene Golub	76	Trustee
Gerald L. Moss	71	Trustee
Michael L. Smith	58	Trustee

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he has served as a trustee.

Alvin E. Kite, Jr. has served as a trustee since our formation in March 2004 and as our Chairman of the Board of Trustees since our initial public offering in August 2004. Prior to our initial public offering, Mr. Kite was the founder and Chairman of our predecessor companies and other affiliated companies (“Kite Companies”). Mr. Kite has been active in numerous Indianapolis-based charitable organizations, including Community Hospitals Foundation; RCA Stadium Revitalization Committee; Indianapolis Tennis Championships, Inc.; Crossroads of America Council BSA (including the chairmanship of the 2002 and 2003 Governors Annual Fundraising Campaign); Tau Beta Pi Association (membership status conferred by invitation to academic honors students in The Citadel’s school of engineering); Indianapolis Regional Economic Development Partnership; and the Indianapolis Marion County Public Library Foundation, Inc. He also serves on the Board of Directors and is President of Meridian Hills Country Club in Indianapolis. Mr. Kite graduated from The Citadel with a Bachelor of Science in Electrical Engineering. Alvin E. Kite, Jr. is John A. Kite’s father.

John A. Kite has served as a trustee since our formation in March 2004 and as our Chief Executive Officer and President since our initial public offering in August 2004. Prior to our initial public offering, he had served as President and Chief Executive Officer of Kite Companies since 1997. Mr. Kite is responsible for the Company’s strategic planning, operations, acquisitions and capital markets activities. In 1990, Mr. Kite joined Kite Development Corporation as Chief Financial Officer. In this role he was responsible for project financing, negotiating with banks and private investors, and restructuring investments in Kite Companies’ projects. In 1994, he became President of KMI Realty Advisors, Inc., an SEC registered full-service real estate advisory firm that currently oversees diverse real estate holdings for pension fund clients. Mr. Kite holds a B.A. in Economics from DePauw University and began his career in 1987 at Harris Trust and Savings Bank in Chicago. John A. Kite is Alvin E. Kite, Jr.’s son.

William E. Bindley has served as a trustee since our initial public offering in August 2004. He is our lead independent trustee. He has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana, since 2001. From 1992 to October 2005, he was Chairman and the founder of Priority Healthcare Corporation, a Nasdaq-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states headquartered in Lake Mary, Florida. Mr. Bindley also served as Chief Executive Officer of Priority Healthcare from July 1994 to May 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, Chief Executive Officer and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a New York Stock Exchange Fortune 200 company at the time of its merger into Cardinal Health in February 2001. He serves on the board of Shoe Carnival, Inc., a Nasdaq-listed company. He previously served on the boards of Cardinal Health, Key Banks, NA (Cleveland, Ohio), Bindley Western Industries and Priority Healthcare Corporation. He received both a B.S. degree in Industrial Economics and a Doctor of Management (H.C.) from Purdue University. He also completed the Wholesale Management Program at the Graduate School of Business at Stanford University. He is the past Vice Chairman of the United States Ski and Snowboard Association and serves on the Board of the Purdue Research Foundation and the President’s Advisory Council at Purdue.

Dr. Richard A. Cosier has served as a trustee since our initial public offering in August 2004. He has served as Dean and Leeds Professor of Management at the Krannert School of Management, Purdue University since 1999. From 2001 through 2004 he was the Director of the Burton D. Morgan Center for Entrepreneurship in Purdue’s Discovery Park. He formerly served as Dean and Fred E. Brown Chair of Business Administration at the University of Oklahoma, and Associate Dean for Academics, Professor of Business Administration and Chairperson of the Department of Management at Indiana University. Dr. Cosier is the recipient of several teaching excellence awards and a Richard D. Irwin Fellowship. He is listed in Who’s Who in America and served on the boards at First Fidelity Bank, N.A. of Oklahoma City, Century, Inc. of Midwest City, Oklahoma, and Bank One, Lafayette, Indiana. Dr. Cosier is on the boards of directors of the AACSB, the international accreditation agency for business schools and Roll Coater Company. His community service includes, among others, chairing the Norman Economic Development Coalition and serving on the Executive Committee of the Greater Lafayette Community Development Corporation.

Eugene Golub has served as a trustee since our initial public offering in August 2004. He is the founder and since 1960 has been Chairman of Golub & Company, a private company which has been involved in more than $3 billion in real estate transactions. Under his leadership, Golub companies have owned, developed and operated more than 30 million square feet of properties in the United States and abroad. In 1989, Mr. Golub entered the international marketplace as the first major U.S. real estate company to undertake development projects in Central and Eastern Europe and Russia just prior to their reemergence as market-driven economies. Mr. Golub serves on the board of The Family Institute, and is active in numerous Chicago-based charitable organizations. In 1999, he was inducted into the prestigious Chicago Association of Realtors Hall of Fame, and, in 2004, he received the first Central & Eastern European Real Estate Lifetime Achievement Award.

Gerald L. Moss has served as a trustee since our initial public offering in August 2004. He is honorary of counsel with Bingham McHale, LLP, an Indianapolis, Indiana law firm. He has extensive experience in the areas of corporate and real estate law. For over 30 years he served as general counsel for the Capital Improvement Board of Marion County, Indiana (CIB). His duties included providing legal counsel relative to the development of the Indiana Convention Center and RCA Dome and other CIB facilities and the operation of the Convention Center and Dome. Mr. Moss is a Distinguished Fellow of the Indianapolis Bar Association and Indiana State Bar Association. His university and community experience includes service as a Director of the Indianapolis Symphony Orchestra, the Indiana Repertory Theater and the Metropolitan Arts Council and as President and Director of the Washington Township Schools Foundation, the Indiana

University Varsity Club and the Indiana University Law Alumni Association. He also serves as a member of the Law School’s Board of Visitors and is a recipient of the School’s Distinguished Service Award. He was awarded the prestigious Sagamore of the Wabash by the Governor of Indiana.

Michael L. Smith has served as a trustee since our initial public offering in August 2004. He retired from his position as Executive Vice President and Chief Financial Officer of WellPoint, Inc., formerly Anthem, Inc., a health insurance company, in 2005, positions he had held since 1999. Prior to that, he served as Senior Vice President of Anthem, Inc. and Chief Financial Officer of Anthem Blue Cross and Blue Shield’s operations in the Midwest and Connecticut. Mr. Smith serves on the boards of directors of the following public companies: Vectren Corporation, Emergency Medical Services Corporation, Calumet Specialty Products Partners L.P., InterMune, Inc., and First Indiana Corporation (term expires in April 2007, not standing for reelection). Mr. Smith also serves as a director of several private companies and not-for-profit organizations including Finishmaster, Inc., LDI Ltd, LLC, Klipsch Group, Gregg Appliances, Inc., Take Care Health Systems, Inc. and Lumina Foundation for Education. Mr. Smith is a member of the board of trustees of DePauw University, the Indianapolis Museum of Art and The Central Indiana Community Foundation.

Vote Required and Recommendation

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the seven individuals with the highest number of affirmative votes will be elected to the seven trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers are elected by and serve at the discretion of our Board of Trustees.

Name	Age	Title

Alvin E. Kite, Jr.	73	Chairman of the Board of Trustees
John A. Kite	41	Chief Executive Officer, President and Trustee
Thomas K. McGowan	42	Executive Vice President and Chief Operating Officer
Daniel R. Sink	39	Senior Vice President and Chief Financial Officer

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Alvin E. Kite, Jr. and John A. Kite, whose positions and backgrounds are described above.

Thomas K. McGowan has been our Executive Vice President and Chief Operating Officer since our initial public offering in August 2004. Mr. McGowan also had been Executive Vice President and one of the partners of Kite Companies since 1995. He is primarily responsible for new project development, land acquisition, and general operational and organizational functions of the development and construction groups. Before joining Kite Companies, Mr. McGowan worked eight years for real estate developer Mansur Development Corporation. In his 20 years in the real estate development business, Mr. McGowan has coordinated the development of shopping centers, Class A office buildings, medical facilities, industrial buildings, planned unit developments, and full service hotels.

Daniel R. Sink has been our Senior Vice President and Chief Financial Officer since our initial public offering in August 2004. Mr. Sink had been the Chief Financial Officer of Kite Companies since 1999. His responsibilities include overseeing the real estate finance area, corporate accounting, corporate tax planning, financial budgeting and administration. From 1989 through 1999, Mr. Sink was employed by Olive, LLP (which subsequently merged into BKD, LLP), one of the fifteen largest accounting firms in the country, acting as a tax specialist in charge of the tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant.

INFORMATION REGARDING CORPORATE GOVERNANCE AND

BOARD AND COMMITTEE MEETINGS

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains charters for all Board committees. In addition, our Board of Trustees has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officer and senior financial officers. To view our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics, please visit our website at www.kiterealty.com.

Independence of Trustees

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as “independent” unless the board of trustees of such company affirmatively determines that the trustee has no material relationship with such company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following further restrictions upon a listed company’s trustee independence:

•	a trustee who is an employee, or whose immediate family member is an executive officer, of the listed company is not independent until three years after the end of such employment relationship;
•

a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

•

a trustee who is, or whose immediate family member is, a current partner of a firm that is the company’s internal or external auditor is not independent; a trustee who is a current employee of such a firm is not independent; a trustee who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice is not independent; and a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time is not independent;

•

a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executive officers at the same time serve or served on the other company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and

•

a trustee who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

Our Board of Trustees has evaluated the status of each trustee and has affirmatively determined after broadly considering all facts and circumstances that each of William E. Bindley, Dr. Richard A. Cosier, Eugene Golub, Gerald L. Moss and Michael L. Smith is “independent,” as such term is defined in the NYSE’s listing standards. Each of Messrs. Bindley, Cosier, Golub, Moss and Smith has no known relationship with the Company. John A. Kite is not independent as he is an employee of the Company, and Alvin E. Kite, Jr. is not independent as he is an employee of the Company and is John A. Kite’s father.

Lead Trustee

Our Board of Trustees established the position of “lead” trustee in connection with our initial public offering in August 2004. The lead trustee is selected on an annual basis by the Board of Trustees from among the independent trustees. The lead trustee is currently William E. Bindley. The role of the lead trustee is to serve as liaison between (a) the Board of Trustees and management, including the Chief Executive Officer, (b) independent trustees and (c) interested third parties and the Board of Trustees.

Executive Sessions of Non-Management Trustees

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these sessions.

Communications with the Board

Shareholders and other interested parties may communicate with the Board by communicating directly with the presiding lead trustee by sending any correspondence they may have in writing to the “Lead Trustee” c/o Chief Financial Officer of Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, who will then directly forward such correspondence to the lead trustee. The lead trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

Board Meetings

During 2006, the Board of Trustees met five times, including telephonic meetings. Each trustee attended at least 75% of Board and applicable committee meetings on which he served during his period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our corporate governance guidelines, trustees are expected to attend the Company’s annual meetings of shareholders. Last year, all of our trustees attended the annual meeting of shareholders.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE’s listing standards.

The table below provides membership information for each of the Board committees as of March 23, 2007:

Name	Audit	Compensation	Corporate Governance and Nominating

William E. Bindley		X*	X
Dr. Richard A. Cosier	X		X
Eugene Golub		X
Gerald L. Moss	X		X*
Michael L. Smith	X*	X

____________________
*	Chairman

Audit Committee

The principal purpose of the Audit Committee is to assist the Board of Trustees in the oversight of:

•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the qualification and independence of our independent auditors; and
•	the performance of our internal audit function and independent auditors.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they have encountered in the course of the audit work. The Audit Committee is also charged with the tasks of reviewing our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal control with management and our independent auditors.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the Securities and Exchange Commission, or SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees has determined that Michael L. Smith is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Our Audit Committee’s charter and the corporate governance rules of the NYSE require that in the event a trustee simultaneously serves on the audit committee of more than three public companies, the Board of Trustees must determine that such simultaneous service would not impair the ability of that member to effectively serve on our Audit Committee and disclose that determination. Michael L. Smith currently serves on the audit committees of five public companies. Mr. Smith has informed us that he will not be standing for reelection in April 2007 to one of the other public company boards on which he currently serves (both on the board and as a member of the audit committee) and that he intends to leave the board of another public company on which he currently serves (both on the board and as a member of the audit committee) prior to December 31, 2007. In accordance with our Audit Committee’s charter and the corporate governance rules of the NYSE, the Board of Trustees has determined that serving on a total of five audit committees does not impair Mr. Smith’s ability to effectively serve on our audit committee.

During 2006, the Audit Committee met five times, including telephonic meetings.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•

review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with the Company’s other independent trustees, as directed by the board, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent trustees, as directed by the board, the compensation of the other executive officers;
•	make recommendations to the Board of Trustees regarding compensation of trustees;
•	recommend, implement and administer our incentive and equity-based compensation plans;
•	oversee and assist the Company in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement and/or annual report on Form 10-K;
•	provide for inclusion in the Company’s proxy statement a description of the processes and procedures for the consideration and determination of executive and trustee compensation; and
•	prepare and submit for inclusion in the Company’s proxy statement and/or annual report on Form 10-K a Compensation Committee Report.

The compensation for our named executive officers is comprised of three principal components: base salary, annual incentive compensation and share-based incentive awards. Total compensation also includes health, disability and life insurance and perquisites. At its first regularly scheduled meeting each year, the Compensation Committee evaluates the components of each named executive officer’s total compensation. Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations. The Compensation Committee may accept or reject such recommendations and also makes the sole determination of the compensation for the Chief Executive Officer and Chairman. The Compensation Committee may utilize the services of a compensation consultant from time to time. For example, in 2006 the Compensation Committee directly retained Watson, Wyatt & Company to provide suggestions regarding the design of a long-term incentive program for 2007 and beyond, which the Compensation Committee will take into account when it considers incentive awards for 2007 performance.

The Compensation Committee does not delegate any aspects of making award grants to Company employees, although it reserves the right to authorize the Chief Executive Officer to approve award grants to lower level employees in the future.

During 2006, the Compensation Committee met four times, including telephonic meetings.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as trustees;
•

recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;
•	develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;
•	oversee the evaluation of the Board of Trustees and management;
•	ensure that we are in compliance with all NYSE corporate governance listing requirements; and
•	review and evaluate potential related party transactions in accordance with policies and procedures adopted by the Company from time to time.

The Board of Trustees has adopted a policy to be used for considering potential trustee candidates to further the Corporate Governance and Nominating Committee’s goal of ensuring that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

(1)	high integrity;

(2)	an ability to exercise sound judgment;

(3)	an ability to make independent analytical inquiries;

(4)	a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

(5)	a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

(1)	whether the person possesses specific real estate expertise and familiarity with general issues affecting the Company’s business;

(2)	whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

(3)	whether the person would qualify as an “independent” trustee under the NYSE’s listing standards and our corporate governance guidelines;

(4)	the importance of continuity of the existing composition of the Board of Trustees; and

(5)	the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee will evaluate the skills, expertise and diversity possessed by the current Board of Trustees, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board of Trustees. The Corporate Governance and Nominating Committee may consult with other members of the Board of Trustees in connection with the identification process. The Corporate Governance and Nominating Committee also will take into account the number of trustees expected to be elected at the next annual meeting, and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Corporate Governance and Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Corporate Governance and Nominating Committee deems necessary or appropriate. Existing trustees who are being considered for renomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the procedures set forth in our bylaws have been followed.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders.

The Board of Trustees will then select the Board’s trustee nominees for shareholders to consider and vote upon at the shareholders’ meeting.

For nominations for election to the Board of Trustees by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws. These notice provisions require that the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, a shareholder’s notice must be delivered to our Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be delivered not less than 90 days nor more than 120 days prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. The shareholder’s notice must set forth:

(1)

as to each person that the shareholder proposes to nominate for election or reelection as a trustee (a) the name, age, business address and residence address of such person, (b) the class and number of shares of beneficial interest of Kite Realty Group Trust that are beneficially owned or owned of record by such person and (c) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required pursuant to Regulation 14A (or any successor provision) under the Exchange Act; and

(2)

as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (b) the class and number of shares of each class of beneficial interest of Kite Realty Group Trust which are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

During 2006, the Corporate Governance and Nominating Committee met four times, including telephonic meetings.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee of our Board of Trustees has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007. After careful consideration of the matter and in recognition of the importance of this issue to our shareholders, the Board of Trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our audit committee’s selection of our independent registered public accounting firm. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of proposal 2. For purposes of approving proposal 2, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, our Board of Trustees and the audit committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders’ best interests. In the event that the appointment of Ernst & Young LLP is not ratified, the audit committee of our Board of Trustees will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2007.

Relationship with Independent Registered Public Accounting Firm

Fees

Our consolidated financial statements for the year ended December 31, 2006 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for the last fiscal year.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the years ended December 31, 2006 and December 31, 2005:

	2006		2005

Audit Fees	$575,000	(1)	$761,500	(1)
Audit-Related Fees	—		—
Tax Fees	—		—
All Other Fees	—		—

Total	$575,000		$761,500

____________________
(1)

Audit Fees for 2006 and 2005 represent fees for the audit of the financial statements, the attestation on management’s annual report on internal control over financial reporting and the effectiveness of internal control over financial reporting and services associated with SEC registration statements.

All audit services provided by Ernst & Young LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation program is designed to attract and retain outstanding employees in important positions, to reward them for superior performance and to ensure that compensation provided to key employees remains competitive relative to the compensation paid to similarly-situated executives at comparable publicly-traded REITs. The program is designed to reward both short- and long-term performance with the intention of aligning the interests of our executives and those of our shareholders. To effect this objective, we reward performance that meets or exceeds established business goals with the ultimate objective of enhancing shareholder value over the long term. To that end, we believe that the compensation packages we provide to our named executive officers should include both cash and share-based incentive compensation that reward performance as measured against established corporate and personal goals.

We believe that the overall compensation of our senior executives primarily should reflect their accomplishments as a management team in achieving established key operating objectives. We also believe that the achievement of these key objectives will ultimately enhance shareholder value as reflected in an increased market price of our shares. We believe that the compensation of our senior executives should not be based on the short-term performance of our shares, whether favorable or unfavorable, but rather that the price of our shares will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our senior executives.

The Compensation Committee (for purposes of this section, the “Committee”) of the Board of Trustees has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy for the Chairman of the Board of Trustees, President and Chief Executive Officer, Executive Vice President and Chief Operating Officer and Senior Vice President and Chief Financial Officer, who constitute our “named executive officers”.

Components of Executive Compensation

The following describes in more specific terms the components of compensation that form the basis for the Committee’s policies for 2006:

Base Salaries

Base salaries are intended to provide our named executive officers with a fixed and certain amount of compensation for services provided. The Committee determines the base salary level of each of our named executive officers by evaluating the responsibilities of the position held and the experience of the individual. Base salaries for named executive officers typically are set in the first quarter of the year, effective as of April 1.

Base salaries for our named executive officers were originally established in August 2004 in connection with our initial public offering. Each of our named executive officers has entered into an employment agreement with the Company. In each case, the provisions of the employment agreement do not permit the executive’s base salary to be reduced by us during the term of the agreement. Thus, each named executive officer’s prior year’s salary effectively serves as a minimum requirement for the named executive officer’s salary for the ensuing year. The Committee has complete discretion to determine whether an increase in a named executive officer’s base salary is merited, taking into account the performance of the Company and of the named executive officer, and any other matters that the Committee deems appropriate.

In February 2006, the Committee approved increases in base salaries for our named executive officers (other than Alvin E. Kite, Jr., our Chairman) on an individual-by-individual basis, with increases ranging from 6-14%, as set forth in the following table:

Name	Title	2005 Base Salary	2006 Base Salary	% Change

Alvin E. Kite, Jr.	Chairman of the Board	$150,000	$150,000	0.0%
John A. Kite	President and Chief Executive Officer	$325,000	$345,000	6.2%
Thomas K. McGowan	Executive Vice President of Development and Chief Operating Officer	$275,000	$290,000	5.5%
Daniel R. Sink	Senior Vice President and Chief Financial Officer	$210,000	$240,000	14.3%

In establishing 2006 base salaries, the Committee took into account the fact that base salaries had not been increased since the Company’s initial public offering in August 2004. The Committee also believed that such increases were appropriate in light of base compensation levels of executives in similar roles at publicly-traded companies of relatively similar structure and size (particularly in the case of Mr. Sink), although it did not retain a compensation consultant to provide specific information with respect to other companies. The Committee did not change the 2006 base salary for Alvin E. Kite, Jr. from the prior year, in part because of the substantial equity position that Mr. Kite has in the Company.

Annual Bonuses

In connection with our initial public offering, the Company adopted an Executive Bonus Plan (the “Bonus Plan”) to provide for bonuses to motivate and reward the Company’s named executive officers. Under the terms of the Bonus Plan, the Committee approves the bonus structure and the establishment of certain benchmarks to determine the bonuses to be awarded to the named executive officers, other than the Chairman. The Committee determines the bonus for the Chairman on a discretionary basis each year.

For 2006, the Committee determined that bonuses would be based on objective and subjective criteria and both corporate and individual performance. The principal corporate performance measure was Funds From Operations (FFO) per share, a widely-accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts (determined prior to any impairment losses and adjusted for the effects of any equity offerings). The Committee also established performance measures for new development projects and acquisitions of properties. For each performance measure, the Committee established “threshold,” “target,” “superior,” and “outperformance” bonus levels, and weighted each performance measure for each named executive officer. Each FFO bonus established was within the range of estimates provided to the market generally by the Company for 2006.

In addition, in the case of two of the named executive officers (Messrs. McGowan and Sink), the Committee determined that 80% of their bonuses would be determined based on the achievement of the foregoing performance measures, while 20% would be based on achievement of individual goals. In the case of the Company’s President and Chief Executive Officer, the Committee decided that 100% of his bonus would be based on the achievement of corporate goals.

The Committee also determined that 50% of each named executive officer’s bonus paid for 2006 performance pursuant to the Bonus Plan would be paid in cash, with the remaining 50% to be paid in restricted common shares that would vest over three years from the date of issuance.

In February 2007, after reviewing and considering the corporate performance criteria established in 2006 and, in the case of Messrs. McGowan and Sink, the achievement of individual goals, the Committee approved the following bonuses for 2006:

Name	Title	2006 Bonus	% of Base Salary

Alvin E. Kite, Jr.	Chairman of the Board	$150,000	100.0%
John A. Kite	President and Chief Executive Officer	$248,400	72.0%
Thomas K. McGowan	Executive Vice President of Development and Chief Operating Officer	$201,550	69.5%
Daniel R. Sink	Senior Vice President and Chief Financial Officer	$128,400	53.5%

In the case of Alvin E. Kite, the Company’s Chairman, the Committee approved a discretionary bonus in the amount of $150,000, all of which is payable in restricted common shares of the Company that will vest ratably over three years from the date of issuance. This bonus was awarded as a result of, among other things, the strong performance of the Company in 2006, including continued execution of the Company’s business plan and the overall return provided to shareholders in 2006.

Long-Term Share-Based Incentive Compensation

We believe that long-term incentive compensation, in the form of equity grants, is an important component of executive compensation. We believe that grants of share options and/or restricted shares provide our named executive officers with significant incentive to focus on Company objectives that ultimately result in increased value not only for the executives, but also for our shareholders.

In connection with the review of annual bonuses for the named executive officers for 2006 performance, the Committee approved a long-term incentive compensation grant, in the form of restricted shares, to each of our named executive officers in an amount equal to 50% of the portion of the 2006 bonus that was paid to each named executive officer in the form of restricted shares. Thus, in the case of Mr. Alvin Kite, who received $150,000 of restricted shares for his 2006 bonus, the Committee approved an additional long-term incentive compensation grant of $75,000 of restricted shares that vest over three years. In the case of Messrs. John Kite, McGowan and Sink, this long-term incentive compensation award resulted in an additional grant of restricted shares equal to 25% of their 2006 bonus (since 50% of their bonus was paid in restricted shares). Thus, Messrs. John Kite, McGowan and Sink received additional long-term incentive compensation grants of restricted shares with a value of $62,100, $50,388 and $32,100, respectively, for 2006 performance that vest ratably over three years.

The Committee granted these additional incentive awards in recognition of the strong performance of the Company in 2006, both in terms of total return to shareholders and FFO growth achieved in 2006. In addition, the Committee took into account the fact that no such additional incentive awards had been granted by the Company to its executive officers since the Company’s initial public offering in August 2004. The Committee believes that it is important to continue to motivate the named executive officers through equity incentive awards that align their interests with the Company’s shareholders.

Going forward, the Company believes that establishing a consistent pattern of recognizing superior Company performance with annual long-term incentive compensation awards is an important factor in retaining key executives. With that in mind, the Committee currently intends to grant additional long-term incentive awards following a review of 2007 performance. The Committee anticipates that it will review the Company’s 2007 performance on a relative basis in terms of total shareholder return measured against the NAREIT All Equity REIT index, S & P 500, and the Company’s year over year percentage growth in FFO as compared to the Company’s peers. Additional comparative measures may be utilized as well. The Committee anticipates that the value of incentive awards granted will fluctuate depending on how the Company performs in comparison to these metrics. Any such awards are subject to the discretion of the Committee, and no specific benchmarks have been established at this time.

Grant of Share-Based Incentive Compensation Awards

All share-based compensation awards are granted by the Committee. The grant date of such awards is established when the Committee approves the grant and all key terms have been determined. In some cases, the Committee may select a future date as the grant date, so that the effective date of the grant is after the release of an earnings announcement or other material news. For example, this year the Committee approved grants of restricted shares on February 16, 2007, but since the Company was scheduled to release earnings on February 20, 2007, the Committee set a grant date of February 23, 2007, so that the calculation of the number of restricted shares to be issued would reflect a fully-informed market price for our common shares.

While the Committee did not grant share options to the named executive officers in 2006, if the Committee decides to grant share options in the future, the exercise price of the options, as required by the 2004 Equity Incentive Plan, will be equal to the closing market price of the Company’s common stock on the NYSE on the date preceding the date of grant.

The Committee does not delegate any aspects of making award grants to Company employees, although it reserves the right to authorize the Chief Executive Officer to approve award grants to lower level employees in the future.

Other Compensation Plans

We maintain a defined contribution plan (the “401(k) Plan”). All of our full-time employees are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Internal Revenue Code. All amounts deferred by a participant under the 401(k) Plan’s salary reduction feature vest immediately in the participant’s account while contributions we may make vest over a period of up to five years in the participant’s account. We may make “matching contributions” equal to a discretionary percentage of up to three percent of a participant’s salary. During 2006, we made “matching contributions” totaling $17,600 to the named executive officers.

Tax Limits on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million, paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap. The Company believes, however, that because of the structure of the Company and its affiliates, it does not have “covered employees” whose compensation is subject to the $1 million deduction limit under Section 162(m). Since the Company qualifies as a REIT under the Internal Revenue Code and is generally not subject to Federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to the Company, provided the Company continues to distribute 100% of its taxable income. A larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to the Company's taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Respectfully submitted,

The Compensation Committee of the Board of Trustees

WILLIAM E. BINDLEY (Chairman)
EUGENE GOLUB
MICHAEL L. SMITH

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Trustees are William E. Bindley, Eugene Golub and Michael L. Smith, each of whom is an independent trustee. None of these trustees, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee or our Board of Trustees.

COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES

The following tables contain certain compensation information for our named executive officers. Named executive officers consist of anyone who served as our Chief Executive Officer or Chief Financial Officer during the fiscal year, and our other two executive officers who earned at least $100,000 in total compensation during 2006.

Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal year ended December 31, 2006 to the named executive officers.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total

Alvin E. Kite, Jr., Chairman	2006	$150,000	$27,500	$30,000	$—	$16,348		$223,848

John A. Kite, President and Chief Executive Officer	2006	$340,000	$29,792	$40,000	$124,200	$15,829		$549,821

Thomas K. McGowan, Executive Vice President of Development and Chief Operating Officer	2006	$286,250	$25,208	$30,000	$100,775	$24,629	(5)	$466,862

Daniel R. Sink, Senior Vice President and Chief Financial Officer	2006	$232,500	$15,278	$20,000	$64,200	$24,461	(5)	$356,439

____________________
(1)	“Salary” column represents total salary earned in fiscal year 2006. All named executive officers except Mr. Alvin Kite received a salary increase effective April 1, 2006.

(2)

The amounts in “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), of equity awards pursuant to the Equity Incentive Plan, disregarding any estimates based on forfeitures relating to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Footnote 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(3)

The amounts in “Non-Equity Incentive Plan Compensation” column reflect the annual cash incentive awards (representing 50% of the total award) paid to the named executive officers under the Bonus Plan, which is discussed in further detail in the section entitled "Compensation Discussion and Analysis" above. The thresholds for the annual incentive awards are set forth in the Grant of Plan-Based Awards Table below. Mr. Alvin Kite's annual cash incentive award was discretionary and was paid 100% in restricted shares. This award is also set forth in the Grant of Plan-Based Awards Table below.

(4)	The amount shown in “All Other Compensation” column reflects for each named executive officer:

	•	the incremental cost of an employer-provided automobile that we incurred for each named executive officer;
	•	the value of premiums paid pursuant to health insurance benefits provided by the Company; and
	•	the value of premiums paid pursuant to life insurance benefits provided by the Company.

The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer.

(5)	For Messrs. McGowan and Sink, this amount also includes matching contributions allocated by the Company pursuant to the 401(k) Plan.

Grant of Plan-Based Awards in 2006

The following table sets forth information concerning the grant of plan-based awards made to each named executive officer in the fiscal year ended December 31, 2006.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (1) (2)

Name and Principal Position	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Amount of Bonus Granted in Shares of Stock ($)

Alvin E. Kite, Jr., Chairman	N/A	N/A	N/A	N/A	N/A	N/A	$150,000	(3)

John A. Kite, Chief Executive Officer and President	$69,000	$138,000	$345,000	$69,000	$138,000	$345,000	$—

Thomas K. McGowan, Executive Vice President of Development and Chief Operating Officer	$58,000	$116,000	$253,750	$58,000	$116,000	$253,750	$—

Daniel R. Sink, Senior Vice President and Chief Financial Officer	$36,000	$78,000	$150,000	$36,000	$78,000	$150,000	$—

____________________
(1)

The amounts shown in “Threshold ($)” column reflect the minimum payment level under the Company’s Bonus Plan which is up to 50% of the target amount shown in “Target ($)” column, based on the individual’s current salary and position. The amount shown in “Maximum ($)" column is up to 250% of such target amount, based on the individual’s current salary and position. For additional terms of the annual cash incentive plan, see the "Compensation Discussion and Analysis" section above.

(2)

The threshold, target and maximum payout amounts for 2006 performance were established in 2006 by the Compensation Committee. The bonus plan payments to Messrs. John Kite, McGowan, and Sink were paid half in cash and half in restricted shares. The cash payment for 2006 performance is disclosed in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above. The restricted share portion issued for 2006 performance was issued on February 23, 2007 and the named executive officers received the following number of shares (such shares being equal to the amount earned by the executive officer divided by the closing price of our common stock on February 22, 2007): Mr. John Kite received 6,053 restricted shares; Mr. McGowan received 4,911 restricted shares; and Mr. Sink received 3,129 restricted shares. These restricted shares vest ratably over a three-year period. In addition, we treat restricted shares the same as all other common shares and thus include them in the outstanding common share count. Therefore, dividends are paid on restricted shares at the same rate as dividends paid on all other outstanding common shares.

(3)

Mr. Alvin Kite's bonus is discretionary, is determined annually by the Compensation Committee, is not based on any pre-determined performance criteria, and was paid entirely in restricted shares. The restricted shares were issued on February 23, 2007 and Mr. Alvin Kite received 7,310 restricted shares (such shares being equal to the amount earned by Mr. Alvin Kite divided by the closing price of our common stock on February 22, 2007). These restricted shares vest ratably over a three-year period. In addition, we treat restricted shares the same as all other common shares and thus include them in the outstanding common share count. Therefore, dividends are paid on restricted shares at the same rate as dividends paid on all other outstanding common shares.

Additional information related to Summary Compensation Table and Grant of Plan Based-Awards Table

As described more fully below under "Potential payments upon termination or change-in-control", we have entered into employment agreements with each of our named executive officers. Pursuant to their agreements, Messrs. Alvin Kite, John Kite, McGowan, and Sink have agreed to serve, respectively, as (a) chairman of our Board of Trustees, (b) our president and chief executive officer, (c) our executive vice president of development and chief operating officer, and (d) our senior vice president and chief financial officer. The term of each agreement commenced concurrently with the closing of our initial public offering on August 16, 2004 and ends on December 31, 2007, with automatic one-year renewals unless either we or the individual elects not to renew the agreement.

Under the agreements, the named executive officers are entitled to receive a minimum base salary, subject in each case to annual increases in the sole discretion of our Board of Trustees or a committee thereof. Each named executive officer also is eligible to participate in our bonus plan, the terms of which are established by the Compensation Committee. The threshold, target and maximum payout amounts under the bonus plan for 2006 performance were established by the Committee. These bonuses for 2006 performance were paid half in cash and half in restricted stock grants to Messrs. John Kite, McGowan, and Sink. Mr. Alvin Kite received his entire 2006 bonus in restricted stock.

In addition, in accordance with their respective employment agreement, each named executive officer participates in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we have adopted or adopt in the future. Each named executive officer also receives either an annual automobile allowance of $9,000 or a suitable automobile provided by us.

Outstanding Equity Awards at Fiscal Year-End December 31, 2006

The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2006.

	Option Awards (1)				Stock Awards (2)

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (5)

Alvin E. Kite, Jr., Chairman	71,250	78,750	$13.00	8/16/2014	5,629	$104,812	N/A	$150,000

John A. Kite, Chief Executive Officer and President	95,000	105,000	$13.00	8/16/2014	6,098	$113,545	N/A	$124,200

Thomas K. McGowan, Executive Vice President of Development and Chief Operating Officer	71,250	78,750	$13.00	8/16/2014	5,159	$96,061	N/A	$100,775

Daniel R. Sink, Senior Vice President and Chief Financial Officer	47,500	52,500	$13.00	8/16/2014	3,127	$58,225	N/A	$64,200

____________________
(1)

Option awards vest over five years and expire ten years from the grant date. 20 percent of the options vest on the one-year anniversary of the grant date and the remaining options vest ratably over the next 48 months.

(2)	Stock awards vest ratably over three years beginning on the first anniversary date of the grant, which was February 9, 2007, and are not subject to any performance criteria.

(3)	Based on the closing share price on December 29, 2006 of $18.62.

(4)

The number of unearned shares of restricted stock granted under the annual bonus for 2006 performance could not be calculated as of December 29, 2006. As explained in the following footnote, the number of shares was determined on February 23, 2007, based on the closing price of our common stock on February 22, 2007.

(5)

Represents the dollar value of the restricted share portion of the annual bonus granted for 2006 performance. The restricted shares were issued on February 23, 2007 and the named executive officers received the following number of shares (such shares being equal to the amount earned by the executive officer divided by the closing price of our common stock on February 22, 2007): Mr. Alvin Kite received 7,310 restricted shares; Mr. John Kite received 6,053 restricted shares; Mr. McGowan received 4,911 restricted shares; and Mr. Sink received 3,129 restricted shares. These restricted shares vest ratably over a three-year period.

Potential payments upon termination or change-in-control

The following discussion summarizes the potential payments upon certain terminations or a change in control of the Company for each of the named executive officers, assuming a December 31, 2006 termination or change in control date. The amount payable to or realized by each named executive officer may vary depending on whether the termination is by us without “cause” or by the executive for “good reason” (which is defined to include a “change in control” of the Company), or in the event of disability or death of the executive. These provisions are included within the employment agreement of each named executive officer with us.

Death or Disability

In the event any named executive officer’s employment agreement is terminated for disability or death (and, in the case of Mr. Alvin Kite only, if he retires), he or the beneficiaries of his estate will receive any accrued and unpaid salary, any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), and all unvested equity awards shall immediately vest and become fully exercisable.

Termination for "Cause" or for "Good Reason"

If we terminate any named executive officer’s employment agreement for “cause” or an executive (other than Mr. Alvin Kite) terminates his employment agreement without “good reason,” the executive will only have the right to receive any accrued and unpaid salary and any earned but unpaid bonus for the prior year and the year of termination to date as provided for in our bonus plan.

Termination without "Cause" or for "Good Reason"

If we terminate any named executive officer’s employment agreement without “cause” or an executive terminates his employment agreement for “good reason,” the executive will have the right to receive any accrued and unpaid salary, and any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), continued medical benefits for one year, and a cash payment equal to three times (two times with respect to Mr. Sink) the sum of his annual salary as of the date of the termination of the agreement and the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink). In addition, all unvested equity awards shall immediately vest and become fully exercisable. Pursuant to each employment agreement, each executive is also entitled to receive payment from us of an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

Non-renewal of Employment Agreement

If we elect not to renew any named executive officer’s employment agreement, the executive will have the right to receive a cash payment equal to one times the sum of his annual salary as of the date of expiration of the employment agreement and the average bonus earned for the prior three calendar years (prior two calendar years with respect to Mr. Sink).

The amounts detailed above are quantified in the following tables:

Alvin E. Kite, Jr.:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2006		For Cause or Without Good Reason Termination on 12/31/2006	Death, Disability, or Retirement on 12/31/2006		Non-Renewal of Employment Agreement

Non-equity Incentive Plan Payment earned in 2006	$—		$—	$—		$—
Accelerated Vesting of Non-Vested Equity Awards	$547,387	(1)	$—	$547,387	(1)	$—
Medical Benefits	$13,339		$—	$—		$—
Cash Severance	$530,000	(2)	$—	$—		$230,000

____________________
(1)

Amount calculated as the sum of: (a) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2006 Table) multiplied by the closing stock price of $18.62 on December 29, 2006 and (b) the number of securities underlying unexercised options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2006 Table) multiplied by the difference between the option exercise price of $13 and the closing stock price on December 29, 2006.

(2)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

John A. Kite:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2006		For Cause or Without Good Reason Termination on 12/31/2006		Death or Disability on 12/31/2006		Non-Renewal of Employment Agreement

Non-equity Incentive Plan Payment earned in 2006	$276,000	(1)	$276,000	(1)	$276,000	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	$703,645	(2)	$—		$703,645	(2)	$—
Medical Benefits	$13,339		$—		$—		$—
Cash Severance	$1,900,415	(3)	$—		$—		$492,800

____________________
(1)	Represents bonus based on the executive officer's target bonus for 2006.

(2)

Amount calculated as the sum of: (a) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2006 Table) multiplied by the closing stock price of $18.62 on December 29, 2006 and (b) the number of securities underlying unexercised options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2006 Table) multiplied by the difference between the option exercise price of $13 and the closing stock price on December 29, 2006.

(3)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

Thomas K. McGowan:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2006		For Cause or Without Good Reason Termination on 12/31/2006		Death or Disability on 12/31/2006		Non-Renewal of Employment Agreement

Non-equity Incentive Plan Payment earned in 2006	$232,000	(1)	$232,000	(1)	$232,000	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	$538,636	(2)	$—		$538,636	(2)	$—
Medical Benefits	$13,339		$—		$—		$—
Cash Severance	$1,577,752	(3)	$—		$—		$412,183

____________________
(1)	Represents bonus based on the executive officer's target bonus for 2006.

(2)

Amount calculated as the sum of: (a) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2006 Table) multiplied by the closing stock price of $18.62 on December 29, 2006 and (b) the number of securities underlying unexercised options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2006 Table) multiplied by the difference between the option exercise price of $13 and the closing stock price on December 29, 2006.

(3)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

Daniel R. Sink:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Change-in-Control) on 12/31/2006		For Cause or Without Good Reason Termination on 12/31/2006		Death or Disability on 12/31/2006		Non-Renewal of Employment Agreement

Non-equity Incentive Plan Payment earned in 2006	$156,000	(1)	$156,000	(1)	$156,000	(1)	$—
Accelerated Vesting of Non-Vested Equity Awards	$353,275	(2)	$—		$353,275	(2)	$—
Medical Benefits	$13,339		$—		$—		$—
Cash Severance	$935,414	(3)	$—		$—		$354,200

____________________
(1)	Represents bonus based on the executive officer's target bonus for 2006.

(2)

Amount calculated as the sum of: (a) the number of shares of stock that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2006 Table) multiplied by the closing stock price of $18.62 on December 29, 2006 and (b) the number of securities underlying unexercised options that are unexercisable (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2006 Table) multiplied by the difference between the option exercise price of $13 and the closing stock price on December 29, 2006.

(3)	Amount includes any excise tax amount that we would be required to pay the individual upon a change-in-control under Section 4999 of the Internal Revenue Code.

The employment agreements define “cause” as an executive’s: conviction for a felony; commission of an act of fraud, theft or dishonesty related to his duties; willful and continuing failure or habitual neglect to perform his duties; material violation of confidentiality covenants or non-competition agreement; or willful and continuing breach of the employment agreement.

The employment agreements define “good reason” as: a material reduction in the executive’s authority, duties and responsibilities or the assignment to him of duties inconsistent with his position; a reduction in the executive’s annual salary that is not in connection with a reduction of compensation applicable to senior management employees; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; a change in control (as defined in the employment agreements); our material and willful breach of the employment agreement; or our requirement that the executive’s work location be moved more than 50 miles from our principal place of business in Indianapolis, Indiana.

In addition to the employment agreements, the executives entered into noncompetition agreements with us, which were effective as of the completion of our initial public offering on August 16, 2004. With respect to Messrs. Alvin Kite, John Kite and McGowan, the noncompetition agreements contain covenants not to compete for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement or the period of the executive’s employment plus an additional one-year period. With respect to Mr. Sink, the noncompetition agreement covers the period of his employment plus an additional one-year period. The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. With respect to Messrs. Alvin Kite, John Kite and McGowan, the nonsolicitation covenant lasts for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement or the period of the executive’s employment plus an additional two-year period. With respect to Mr. Sink, the nonsolicitation covenant lasts for a period of his employment plus an additional two-year period.

Trustee Compensation

The members of our Board of Trustees who are also our employees do not receive any additional compensation for their services on the Board. We pay our non-employee trustees $1,000 per board or committee meeting and we reimburse them for their reasonable business expenses incurred in connection with their attendance at board meetings. Non-employee trustees receive a $25,000 annual retainer and non-employee trustee committee chairs are paid an additional annual retainer ranging from $5,000 to $10,000. Our lead independent trustee also receives a $10,000 annual retainer. In addition, each of these trustees received, upon initial election to our board, 3,000 restricted shares that vest one year from the date of grant, and receive annually each year after their initial election, restricted shares with a value of $15,000.

From May 2005 through June 2006, one-half of the $25,000 annual retainer was paid in cash and one-half was paid through the issuance of our common shares under our 2004 Equity Incentive Plan. In June 2006, the Board of Trustees adopted the Trustee Deferred Compensation Plan (the “Trustee Plan”), which provides a deferred compensation arrangement for non-employee trustees of the Company. Under the Trustee Plan, each non-employee trustee may elect to defer eligible fee and retainer compensation until such time as the trustee’s participation on the Board of Trustees is terminated. Compensation which is deferred vests immediately and is credited as a number of deferred share units (“share units”) to an individual account for each trustee. A share unit represents an unfunded right to receive one of the Company’s common shares at a future date. Share units are credited with dividend equivalents to the extent dividends are paid on the Company’s common shares.

Mr. Eugene Golub and Mr. Michael Smith were the only non-employee trustees who elected to receive share units. During 2006, we credited Mr. Golub’s and Mr. Smith’s accounts with 2,194 and 1,396 share units, respectively.

In order to ensure that all non-management trustees hold meaningful equity ownership positions in the Company, our Board of Trustees has established guidelines for non-management trustees regarding ownership of our common shares. According to these guidelines, each non-management trustee should own common shares with a value equal to approximately four times the annual retainer paid to trustees and should achieve this share ownership level within five years after being appointed to the Board (or by February 10, 2010 in the case of persons who were trustees on the date the guidelines were adopted).

The following table provides information on the compensation of our trustees for the fiscal year ended December 31, 2006. Mr. Alvin Kite, Jr. and Mr. John Kite received no separate compensation for their services as trustees of the Company.

Name	Fees Earned or Paid in Cash	Stock Awards (1)		All Other Compensation	Total

William E. Bindley	$43,027	$37,223	(2)	$—	$80,250

Dr. Richard A. Cosier	$26,527	$37,223	(2)	$—	$63,750

Eugene Golub	$6,193	$59,301	(3)	$—	$65,494

Gerald L. Moss	$31,527	$37,223	(2)	$—	$67,750

Michael L. Smith	$36,527	$45,967	(2)	$—	$82,494

____________________
(1)

The amounts in “Stock Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), of these equity awards granted pursuant to the Equity Incentive Plan, disregarding any estimates based on forfeitures to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Footnote 3 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(2)	The grant date fair value for stock awards granted in fiscal year 2006 calculated in accordance with SFAS 123(R) was $27,475.
(3)	The grant date fair value for stock awards granted in fiscal year 2006 calculated in accordance with SFAS 123(R) was $40,810.

Outstanding Trustee Equity Awards at Fiscal Year-End December 31, 2006

The following table provides information on the aggregate number of stock awards outstanding as of the fiscal year ended December 31, 2006 for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Restricted Share Awards Vested during 2006 (#)	Unvested Restricted Share Awards Outstanding as of December 31, 2006 (#)

William E. Bindley	1,714	2,498

Dr. Richard A. Cosier	1,714	2,498

Eugene Golub	1,714	1,500

Gerald L. Moss	1,714	2,498

Michael L. Smith	1,714	1,500

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common shares that may be issued under all of our existing equity compensation plans as of December 31, 2006.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by shareholders	946,801	13.32	952,234
Equity compensation plans not approved by shareholders	—	N/A	—

Total	946,801	13.32	952,234

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Smith, Cosier and Moss. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 with our management.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board, Standard No. 1, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from management and the Company. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that our audited financial statements for 2006 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Trustees

MICHAEL L. SMITH (Chairman)
DR. RICHARD A. COSIER
GERALD L. MOSS

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of Kite Realty Group, L.P., which we refer to as the operating partnership, as of the record date by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Operating partnership units are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

Name and Principal Position	Number of Shares and Units Beneficially Owned	% of All Shares (1)	% of All Shares and Units (2)

Alvin E. Kite, Jr. (3)	3,652,769	11.51%	9.77%
John A. Kite (4)	2,346,346	7.61%	6.27%
Thomas K. McGowan (5)	1,599,128	5.26%	4.28%
Daniel R. Sink (6)	126,425	*	*
Eugene Golub (7)	28,917	*	*
Michael L. Smith	17,916	*	*
William E. Bindley	16,326	*	*
Gerald L. Moss	12,326	*	*
Dr. Richard A. Cosier	6,326	*	*
All trustees and executive officers as a group (9 persons)	7,806,479	22.09%	20.80%
More than Five Percent Beneficial Owners
Columbia Wanger Asset Management, L.P.(8)	2,507,500	8.68%	6.73%
T. Rowe Price Associates, Inc. (9)	2,095,400	7.25%	5.62%
T. Rowe Price Small-Cap Value Fund, Inc.
Paul W. Kite (10)	2,054,437	*	5.51%
Stichting Pensioenfonds ABP (11)	2,001,008	6.93%	5.37%
Franklin Resources, Inc. (12)	1,774,225	6.14%	4.76%
Charles B. Johnson
Rupert H. Johnson, Jr.
Franklin Advisers, Inc.

____________________
*	Less than 1%

(1)

The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 28,882,323 common shares outstanding as of March 23, 2007, (b) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 23, 2007, and (c) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s).

(2)

The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 28,882,323 common shares outstanding as of March 23, 2007, (b) 8,402,615 limited partnership units outstanding as of March 23, 2007 (other than such units held by us), and (c) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 23, 2007.

(3)

Includes 732,360 common shares (14,718 of which are restricted subject to time vesting) and 2,507,736 limited partnership units owned directly by Alvin E. Kite, Jr., 61,846 common shares owned by Alvin E. Kite, Jr.’s spouse, 85,000 common shares which Alvin E. Kite, Jr. has the right to acquire upon exercise of common share options, 192,307 limited partnership units held by an irrevocable trust for the benefit of Alvin E. Kite, Jr.’s son and 73,521 limited partnership units held by a grantor retained annuity trust.

(4)

Includes 379,118 common shares (13,144 of which are restricted subject to time vesting) and 1,643,895 limited partnership units owned directly by John A. Kite, 10,000 common shares owned by John A. Kite’s spouse, 113,333 common shares which John A. Kite has the right to acquire upon exercise of common share options and 200,000 limited partnership units held by a grantor retained annuity trust.

(5)

Includes 76,110 common shares (10,807 of which are restricted subject to time vesting) and 1,276,218 limited partnership units owned directly by Thomas K. McGowan, 85,000 common shares which Thomas K. McGowan has the right to acquire upon exercise of common share options, 141,800 limited partnership units held by a grantor retained annuity trust and 20,000 limited partnership units held by an irrevocable trust.

(6)

Includes 8,220 common shares (6,778 of which are restricted subject to time vesting) and 61,538 limited partnership units owned directly and 56,667 common shares which Daniel R. Sink has the right to acquire upon exercise of common share options.

(7)	Includes 19,200 common shares owned through a trust.

(8)

Based on information provided in Schedule 13G filed on January 10, 2007, Columbia Wanger Asset Management, L.P. has sole voting power with respect to 2,252,500 shares and shared voting power with respect to 255,000 shares and sole dispositive power with respect to the entire number of these shares. The shares reported in the Schedule 13G include the shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(9)

Based on information provided in a Schedule 13G filed on February 13, 2007, T. Rowe Price Associates, Inc. has sole voting power with respect to 284,800 shares and sole dispositive power with respect to 2,095,400 shares. T. Rowe Price Associates, Inc. serves as the investment advisor of various registered investment companies and investment advisory clients, including T. Rowe Price Small-Cap Value Fund, Inc. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of these securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(10)	Includes 208,723 common shares and 1,645,714 limited partnership units owned directly by Paul W. Kite and 200,000 limited partnership units held by a grantor retained annuity trust.

(11)

Based on information provided by Stichting Pensioenfonds ABP in a Schedule 13G filed with the SEC on February 13, 2007, Stichting Pensioenfonds ABP has sole voting and dispositive power with respect to the entire number of these shares. The address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.

(12)

Based on information provided by the beneficial owners in a Schedule 13G filed with the SEC on February 5, 2007, the securities are held by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries, the adviser subsidiaries, of Franklin Resources, Inc. under contracts which grant to the adviser subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders, each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. Franklin Resources, Inc. and the principal shareholders may be deemed to be the beneficial owner of securities held by persons and entities advised by Franklin Resources, Inc.’s subsidiaries. Franklin Resources, Inc., the principal shareholders and each of the adviser subsidiaries disclaim any economic interest or beneficial ownership in any of the securities indicated as beneficially owned in the above table. The address for Franklin Resources, Inc., the principal shareholders and each of the advisor subsidiaries is One Franklin Parkway, San Mateo, CA 94403.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, and if necessary approved, first by the Governance Committee, and if appropriate, a majority of the disinterested trustees of the Board of Trustees. The policy applies to transactions or arrangements between the Company and any related person, including trustees, trustee nominees, executive officers, greater than 5% shareholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and trustees, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the Company’s Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

Under the policy, the trustees and executive officers of the Company are responsible for identifying and reporting any proposed transaction with a related person. Upon notification the chief financial officer begins collecting information regarding the transaction and notifies the Governance Committee Chairperson of such transaction. The Chairperson of the Governance Committee determines whether the proposed transaction is required to be or should be reviewed by the Governance Committee.

If the proposed transaction is required to be approved by a majority of the disinterested members of the Board of Trustees in accordance with the Company’s declaration of trust or Corporate Governance Guidelines, the Governance Committee makes a recommendation regarding the proposed transaction and the disinterested trustees determine whether it is appropriate and advisable for the Company to engage in the proposed transaction. If the transaction involves a trustee, that trustee does not participate in the action regarding whether to approve or ratify the transaction. If the proposed transaction is not required to be approved by a majority of the disinterested members of the Board of Trustees, the Governance Committee has the final authority to approve or disapprove the proposed transaction.

The following information summarizes our significant transactions with related parties.

Contracts with Kite, Inc.

In June 2006, Al Kite, John Kite, and Paul Kite, son of Al Kite, Chairman of the Company, and brother of John Kite, Chief Executive Officer and President of the Company, sold their interest in Kite, Inc., an interior construction service company, to a third party. We had entered into certain agreements with Kite,

Inc. in connection with our initial public offering. Prior to the sale, the Company received subcontractor interior construction services totaling $797,460 from Kite, Inc. during 2006.

Contracts with KMI Management

KMI Management, LLC, in which Al Kite, John Kite, Paul Kite and Tom McGowan own direct or indirect interests, leases from us the conference center at our headquarters at Thirty South pursuant to a lease dated January 1, 2004 which we assumed in August 2004 in connection with our initial public offering. The lease runs through December 2015 and is terminable by the tenant on 30 days’ notice. We earned approximately $144,000 in rent under this lease in 2006, of which approximately $102,000 was outstanding and due from KMI Management as of December 31, 2006.

In 2006, we entered into an agreement to reimburse KMI Management for use of an airplane owned by KMI Management. This agreement allows for the use of the airplane for business related travel for an established reimbursement amount per hour plus applicable taxes. During 2006, expense reimbursement to KMI Management was $151,700 for the use of the airplane, of which approximately $32,600 was outstanding and due to KMI Management as of December 31, 2006.

Paul Kite Consulting Agreement

In August 2004, we entered into a consulting agreement with Paul Kite pursuant to which he will continue to assist us in identifying real estate retail and commercial development, construction, acquisition and operation projects. Under this agreement, Paul Kite is paid an annual consulting fee of $150,000. During the term of the agreement, Paul Kite will present to us potential real estate projects that he identifies, and we will have the right to pursue any such project. If we decline or fail to pursue the project, Paul Kite will be permitted to pursue such project himself. The consulting agreement runs through December 31, 2007, although either party has the right to terminate the consulting agreement at any time upon 30 or 60 days’ notice in certain circumstances. Decisions regarding termination or amendment of the consulting agreement require the approval of a majority of the independent members of our Board of Trustees. Pursuant to this consulting agreement, we paid Paul Kite $150,000 in consulting fees in 2006.

Cost-Sharing and Other Agreements with Affiliates

In August 2004, we entered into a cost-sharing agreement with KMI Management, pursuant to which it reimburses us for the cost of administrative and other services we provide to KMI Management and we reimburse it for the cost of construction advisory, human resources and other services KMI provides to us. In 2006, we also entered into a cost-sharing agreement with the same terms with Circle Block Partners, LLC, an entity owned by Al Kite, John Kite, Paul Kite and Tom McGowan. In 2006 KMI Management and Circle Block Partners, LLC reimbursed us approximately $143,200 and we reimbursed KMI Management approximately $5,700 under the cost-sharing agreement. The cost-sharing agreements have a one-year term, but contain automatic one-year renewals unless either party elects not to renew the agreement. Decisions by us regarding termination or amendment of the cost-sharing agreements require the approval of a majority of the independent members of our Board of Trustees.

During 2005 we entered into fee-based construction management contracts for the build-out of condominiums in the Indianapolis Conrad Hotel with Circle Block Partners, LLC. During 2006, we received payments from Circle Block Partners, LLC under these fee-based construction management contracts totaling approximately $785,800. In addition, in 2006, we entered into a facilities management agreement with Circle Block Partners, LLC and earned an annual fee of $100,000 in 2006 for such services of which approximately $8,300 was due to us as of December 31, 2006.

During 2006, we earned market-based fees of $550,000 and $85,000 from Circle Block Partners, LLC for arranging debt financing in connection with Circle Block construction projects.

Circle Block Partners, LLC also leased space from us pursuant to two leases entered into in September and December 2004. The leases ran through February and March 2006, respectively, and provided for total monthly rent payments of $9,471. We received approximately $28,400 in rent under these leases in 2006.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, trustees and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2006, with the exception that one late filing was made in 2006 relating to the acquisition of shares by Al Kite’s spouse.

Other Matters to Come Before the 2006 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board of Trustees, or, if no such recommendation is given, in their own discretion.

Shareholders Proposals and Nominations for the 2008 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 5, 2007.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2008 annual meeting must be received no earlier than December 7, 2007 and no later than January 6, 2008.

Pursuant to SEC rules, if a shareholder notifies the Company after February 20, 2008 of an intent to present a proposal at the 2008 annual meeting of shareholders and the proposal is voted upon at the 2008 annual meeting, the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2008 annual meeting.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204, Attention: Investor Relations (telephone number: 317-577-5600). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

* * * *

By Order of the Board of Trustees,

DAME PROUT
Secretary

Indianapolis, Indiana

April 5, 2007

30 SOUTH MERIDIAN STREET	VOTE BY MAIL
SUITE 1100	Mark, sign and date your proxy card and
INDIANAPOLIS, IN 46204	return it in the postage-paid envelope we

have provided or return it to Kite Realty Group Trust, c/o ADP, 51 Mercedes Way, Edgewood, NJ 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KITER1	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KITE REALTY GROUP TRUST
The Board of Trustees recommends a vote for the nominees listed below in Proposal 1 and for Proposal 2.
					For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.
Vote on Proposal 1

1.	To elect seven trustees to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The nominees are as follows:				☐	☐	☐

	(01) Alvin E. Kite, Jr.	(05) Eugene Golub
	(02) John A. Kite	(06) Gerald L. Moss
	(03) William E. Bindley	(07) Michael L. Smith
(04) Dr. Richard A. Cosier

Vote on Proposal 2								For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the independent auditors for Kite Realty Group Trust for the fiscal year ending December 31, 2007.							☐	☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

	Signature		Date		Signature (Joint Owners)					Date

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KITE REALTY GROUP TRUST

PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2007

The undersigned shareholder of Kite Realty Group Trust hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 5, 2007, and hereby appoints John A. Kite and Daniel R. Sink, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the common shares of Kite Realty Group Trust that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Kite Realty Group Trust to be held at 30 S. Meridian Street, 8th Floor, Indianapolis, Indiana on Monday, May 7, 2007 at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREON, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AND FOR ANY AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED WITH DISCRETIONARY AUTHORITY.